Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Atlantic International Corp. (File No. 333-268319 and 333-280563) of our report dated March 28, 2025, with respect to our audits of the consolidated financial statements of Atlantic International Corp. as of December 31, 2024 and 2023, and for the years then ended, included in this Annual Report on form 10-K for the year ended December 31, 2024.

/s/ RBSM LLP

RBSM LLP
Las Vegas, Nevada
March 28, 2025
PCAOB ID No. 587
New York, NY Washington DC Mumbai & Pune, India San Francisco, CA

Houston, TX Boca Raton, FL Las Vegas, NV Beijing, China Athens, Greece

Member: ANTEA International with affiliated offices worldwide